Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MARTEN TRANSPORT DELAWARE, LTD.

ARTICLE I

The name of this Corporation is Marten Transport Delaware, Ltd.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of common stock of the par value of One Cent ($.01) per share.

ARTICLE V

The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

Catherine J. Staples	3400 Plaza VII Building
45 South Seventh Street
Minneapolis, Minnesota 55402

ARTICLE VI

The number of directors constituting the Board of Directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws of the Corporation.  Election of directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation shall so provide.  None of the directors need be a stockholder of the Corporation or a resident of the State of Delaware.

ARTICLE VII

The Corporation shall be managed by the Board of Directors, which shall have the authority to exercise all powers conferred under the laws of the State of Delaware including without limitation the power:

(a)           To hold meetings, to have one or more offices, and to keep the books of the Corporation, except as otherwise expressly provided by law, at such places, whether within or without the State of Delaware, as may from time to time be designated by the Board of Directors.

(b)           To adopt, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt, amend or repeal such Bylaws.

(c)           To accept or reject subscriptions for and to allot shares of stock of the Corporation and to dispose of shares of authorized stock of the Corporation, including the power to grant stock options and warrants, without action by the stockholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as it is otherwise limited by law.

(d)           To issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into stock, without action by the stockholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as it is otherwise limited by law.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv)  for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any such amendment.  Any amendment to or repeal of this Article VIII shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment or repeal.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation law of the State of Delaware, does hereby make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly have hereunto set his hand this 1st day of April, 1988.

/s/ Catherine J. Staples
Catherine J. Staples

STATE OF MINNESOTA	)
	)	ss
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 1st day of April, 1988, by Catherine J. Staples.

/s/ Carol Felland
Notary Public